Exhibit 5.1

May 15, 2026

Martin Marietta Materials, Inc.
4123 Parklake Avenue
Raleigh, North Carolina 27612
Attention:  Mr. Michael J. Petro

Re:	Registration statement on Form S-8 of Martin Marietta Materials, Inc. relating to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan, as amended

Ladies and Gentlemen:

We have served as counsel to Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed today by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 1,200,000 shares of the Corporation’s common stock, $0.01 par value per share (the “Shares”), to be issued by the Corporation pursuant to the Martin Marietta Amended and Restated Stock-Based Award Plan, as amended (the “Plan”).

We have examined the Plan, the Restated Articles of Incorporation, as amended, of the Corporation, the Restated Bylaws of the Corporation (each as filed as an exhibit to the Registration Statement), and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have assumed that the Corporation and those Participants (as defined in the Plan) who may receive awards under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, if and when originally issued and sold by the Corporation pursuant to the terms and conditions of the Plan, and upon payment of the consideration payable therefor pursuant to the Plan, will be legally issued, fully paid and nonassessable and will represent validly authorized and outstanding shares of common stock of the Corporation.

The opinions expressed herein are limited to the laws of the State of North Carolina and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction.

The opinions expressed herein are contingent upon the Registration Statement becoming effective under the Act.

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com Charlotte Office : 600 S. Tryon St., Ste. 2300, Charlotte, NC 28202 : 704.377.2536

Martin Marietta Materials, Inc.
May 15, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.